                                                                    EXHIBIT 23.2


                              ACCOUNTANTS' CONSENT



The Board of Directors
Merchants Capital Corporation

         We consent to incorporation by reference in the Post-Effective Amendment No. 2 to a Registration Statement on Form S-4 (Registration No. 333-28081) of BancorpSouth, Inc. of our report dated January 20, 1998 on the consolidated balance sheets of Merchants Capital Corporation and its subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the 1997 Annual Report to Shareholders of Merchants Capital Corporation and to the reference to our firm under the heading "Experts" in the Prospectus.


                                            /s/ May & Co.

Vicksburg, Mississippi
September 14, 1998